EXHIBIT 10.2



                          RELOCATION POLICY AGREEMENT
                            VICE PRESIDENT AND ABOVE
                                 MARTIN P. COLES


OVERVIEW

When approved by the hiring manager, we provide financial assistance to newly-hired employees and existing employees required to relocate their primary place of residence in order to meet our business requirements. Our intent is to pay for certain actual and necessary expenses relating to the move from one residence to a similar type of residence. It is not our intent to fully compensate you for all expenses you may incur in a move. Assistance will only be provided for relocation completed within one year from date of transfer or date of hire.


GUIDELINES

A.       DISPOSAL OF FORMER RESIDENCE

1. If you own a primary residence at the time of your relocation, you will be reimbursed for the following items that you may actually incur related to its sale: Realtor's fee up to 6% of the selling price, transfer taxes, stamps, recording and inspection fees (including septic), required incidental expenses and required attorney's fees up to $300. A copy of the settlement statement is required. We will reimburse you up to a maximum of $165,000.

2. In addition, up to one, three-day trip to attend the closing will be reimbursed based on the same guidelines for lodging, meals and rental car as outlined under the House/Apartment Hunting section of this document. This trip would count as a return visit trip (see Temporary Living section).

3. The former residence must be sold within eighteen (18) months of the original listing date to qualify for reimbursement of expenses relating to the disposal of the residence.

4. Loan - As we understand that you intend to sell your current home in California, Reebok hereby agrees to provide to you a line of credit of up to $300,000 at an interest rate equal to the federal short-term rate in effect at the time of entering into the loan under Section 1272(d) of the Internal Revenue Code, compounded semi-annually (the "Loan").

              o The Loan will accrue interest as set forth in the Revolving
                Promissory Note evidencing any drawdown, but such interest will be deferred and not be payable until June 30, 2005; provided, however, that if you remain employed with Reebok beyond that date then the principal and interest will be forgiven in its entirety. You agree that in the event your employment with the Company is terminated for any reason (other than death) prior to June 30, 2005, you will repay to the Company the entire principal of the Loan and any accrued interest.

              o Prior to any draw down on the Loan and any distribution of funds pursuant to the Loan, you must execute a Revolving Promissory Note. Reebok will provide you with a Revolving Promissory Note for execution within seven (7) days of your request for the funds and following execution of this Agreement. The proceeds from the Loan will be payable to you within fourteen (14) days after your execution of the Revolving Promissory Note.

              o Any repayment called for under this Section will be made to the
                Company within fourteen (14) days of your last day of employment by the Company; alternatively, at the Company's sole discretion, the loan repayment obligation may be satisfied, in whole or in part, by the Company offsetting that obligation against amounts owed to you by the Company, including any salary continuation under Section 11 of your Employment Agreement.

B.       HOUSEHOLD MOVING

1. We will coordinate and directly pay for packing, shipping and unpacking of household effects, such as clothing, furniture, household furnishings, luggage, appliances, canned and non-perishable foods, books, periodicals, bicycles, motorcycles, mopeds and yard equipment.

2. We will coordinate the shipment of three vehicles and a motorcycle given the following guidelines:

         a. If the distance moved is less than 400 miles, it is expected vehicles will be driven by the employee to the new location and business mileage allowance reimbursed.

         b. If the distance moved is between 401 - 1500 miles, one vehicle will be transported. A second vehicle would be expected to be driven to the new location by the employee and the business mileage allowance would be paid.

         c. If the distance moved is greater than 1500 miles, two vehicles will be transported.

3. The moving companies designated by RIL must be used in order to qualify for coverage under this policy. We will obtain up to $75,000 of Replacement Value Protection Coverage for the above items. When household effects with an estimated value exceed $75,000, the employee will have the option to purchase additional coverage through the carrier.

4. We will also reimburse for transporting household pets. We do not reimburse the boarding or quarantine fees associated with transporting pets.

5. We do not provide for moving or insuring boats or aircraft, mobile homes, trailers, campers, horses and horse trailers, explosives or flammable products, firewood, trees, plants, flowers, antique or custom cars, currency, securities, notes, deeds, coins, stamps, furs, jewelry, building materials, frozen foods, services performed by relatives or dependents, as well as gifts or gratuities to moving company employees.

6. We do not provide for the disassembly or the re-installation of unusual items, such as playhouses, swimming pools, regulation pool tables, steel shelving, worktables, waterbeds, draperies, window treatments, wall to wall carpeting, stereo or electronic systems and the like.

         We will pay the fees for the disassembly of your gym and grandfather clock.

7. We do not provide for housecleaning or maid services at either the departing or new residence, nor for the servicing of washers, dryers, refrigerators, hot tubs and other appliances that may require special servicing before being moved.

8. Temporary storage-in-transit of household goods will be provided by the carrier, if necessary, for up to 90 days.


C.       MOVING THE FAMILY

1. We will reimburse the cost of one-way coach air fare for family members currently living with you and moving to the new location. If it is reasonable for the family to use their own vehicle for this trip, we will allow a business mileage reimbursement allowance in lieu of coach air fare. We will also reimburse the cost of a round trip coach air fare for family members for one trip to interview with local schools. Air transportation for family members is not reimbursed for moves of less than 400 miles. We require that you utilize our in-house travel agency for all travel arrangements.


D.       TEMPORARY LIVING

1. We will reimburse you for temporary living expenses until your family relocates to the Boston area, beginning January 1, 2002 for up to 180 days, unless new living quarters are available earlier.

2. While in temporary living quarters, away from the family, you will be reimbursed coach air fare, taxi and other necessary associated travel expenses for two return trips home per month, up to a maximum of $2,400 per month. This will require advance planning and purchase. If a trip is required to attend the closing on the sale of the former residence, that will be counted as one trip home under this allowance.



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E.       SECURING A NEW RESIDENCE

1. Homeowners will be reimbursed for the following items related to the purchase of a single family home: Attorney's fee to $800, loan application of up to $300, one appraisal fee, inspection fees (including septic), plot plan, title search, and bank required title insurance, mortgage and deed recording fees, and state and local transfer tax, if applicable. Providing you purchase a home within twelve months of your employment date, and in the event you are not able to match your current mortgage rate, we will reimburse you up to one and one half points (1.5% of the mortgage) up to a maximum of $18,000. A copy of the settlement statement is required for reimbursement.


F.       MISCELLANEOUS EXPENSE ALLOWANCE (INCIDENTAL EXPENSES)

1. We will provide you with a net check of $50,000, to be used to defray moving expenses not covered by this policy, such as license and registration fees, boarding of pets, household appliances connections, disassembly and assembly of unusual items (shelving, stereo systems etc.), cleaning services, gratuities and the like.


G.       TAXES - ALL RELOCATIONS

1. The employee is generally entitled to a deduction in computing adjusted gross income for moving expenses which are those reasonable expenses incurred in connection with:

a. Moving household goods and personal effects from the former residence to the new residence and

b. Traveling (including lodging) from the former residence to the new residence.

         There are no deductions for any other expenses incurred.

2. To obtain a deduction in computing adjusted gross income for the moving expenses described above, the distance between the employee's former home and new place of work must be 50 miles more than the distance between the employee's former home and place of work.

3. We are not required and will not include on your W-2 any amounts received directly or indirectly by you for the moving expenses described above. However, if you claim a deduction for the moving expenses described above in a taxable year prior to a reimbursement by the Company, the reimbursement is required to be included in your gross income.

4. We are required to include on your W-2 any amounts received directly or indirectly by you for relocation related expenses not described above. For example, reimbursements for expenses for meals when traveling in connection with searching for a new resident, and reimbursement for residence sales, purchase, and lease expenses will be included in gross income and will be subject to income tax.

5. We will gross up for Federal and State purpose, approved non-deductible expenses except for miscellaneous expense allowances. You will be notified of FICA taxes due, which will be deducted from your paycheck.

         Definition: Gross up is an additional payment that when added to the non-deductible relocation expenses and included in income subject to State and Federal taxes, would net the actual non-deductible expense. In essence, the gross-up compensates for the additional, Federal and State taxes due as a result of taxable relocation reimbursements.

6. You should consult your personal tax advisor for specific information relating to the deductibility of relocation expenses.


H.       TERMINATION WITHIN TWENTY-FOUR (24) MONTHS

1. If you voluntarily terminate employment within twenty-four (24) months of the date of hire or date of transfer, you must reimburse the Company for a portion of the relocation expenses equal to one twenty-fourth of the total amount for each month remaining. For example, if you resign three (3) months after the physical relocation, you must reimburse RIL for 21/24th of the total relocation expenses paid by the Company.


I.       PAYMENT PROCEDURE

1. The payment of relocation expenses, except those related to the shipment and/or storage of household goods, and any pre-paid airfare, is initially the relocating employee's personal responsibility. We do not honor directly billed relocation expenses other than shipment and/or storage of household goods, and any pre-paid airfare.

2. You must complete an expense report and include all receipts in order to obtain reimbursement, even if you stayed within allowable dollars (i.e., weekly allowance). Expense reports must be approved and signed off by the relocating employee's direct manager before submission to the Relocation Coordinator in Human Resources.


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J.       REQUESTS FOR EXCEPTIONS

1. Requests for exceptions or modifications to this policy must be made in writing, outlining the circumstances that warrant the exception, and approved in writing by the Sr. Vice President of Human Resources RIL.

If for any reason I should voluntarily terminate my employment within twenty-four (24) months of the date I physically relocate, I understand that I will be required to reimburse RIL for the pro-rated share of the relocation expenses paid, and I hereby authorize RIL to deduct any such reimbursement amounts owed by me from any amounts which it may owe me, including without limitation, any compensation, severance or other benefit due me as an employee.


                                           /s/ Martin Coles   July 17, 2002
                                          ----------------------------------
                                           Martin Coles                Date


/s/ James R. Jones, III
------------------------
James R. Jones, III
Sr. Vice President of Human Resources